Exhibit 99.2
Abercrombie & Fitch
October 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended October 30, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the four-week period ended October 30, 2010, were $226.8 million, a 13% increase from net sales of $200.2 million for the four-week period ended October 31, 2009. October comparable store sales increased 2%. Total Company direct-to-consumer net merchandise sales increased 11% to $23.6 million. Total Company international net sales, including direct-to-consumer net sales, increased 86% to $53.0 million.
Abercrombie & Fitch comparable store sales increased 3% for the month. Men’s comps were up by a mid single digit; women’s comps were up by a low single digit. For the quarter, transactions per average store increased 17% and average transaction value increased 2%.

Abercrombie & Fitch
October 2010 Sales Release
Call Script
For abercrombie kids, comparable store sales decreased 4% for the month. Guys comps were down by a mid single digit; Girls comps were down by a mid single digit. For the quarter, transactions per average store increased 11% and average transaction value decreased 1%.
Hollister comparable store sales increased 2% for the month. Dudes comps were up by a high single digit; Bettys comps were down by a low single digit. For the quarter transactions per average store increased 16% and average transaction value decreased 2%.
For the month, from a merchandise classification standpoint across all brands, woven shirts, active-knit bottoms and outerwear were stronger categories for men’s while jeans and graphic tees were weaker. For women’s, sweaters, fleece and woven shirts were stronger categories while jeans and graphic tees were weaker.
Within the month, week four was the strongest while weeks two and three were the weakest. Sales for the quarter are approximately in line with expectations at the beginning of the quarter.

Abercrombie & Fitch
October 2010 Sales Release
Call Script
Internationally, the UK continued to comp positively for the month and outperformed the total company trend.
Across all brands and channels, average unit retail was flat for the month and decreased 11% for the quarter.
Effective Fiscal 2011, the Company will discontinue reporting sales results on a monthly basis and will report quarterly sales results on the first Thursday following the close of each fiscal quarter. The Company will continue to report monthly sales results for the remainder of Fiscal 2010.
The Company will hold an investor relations day in April 2011 at its home office campus in New Albany, OH. The tentative date is Tuesday, April 5, 2011. For further information, please send inquiries to IRDay2011@abercrombie.com.
The Company will release its third quarter results on Tuesday, November 16, 2010 prior to the opening of the market and hold a conference call at 8:30 AM Eastern Time. To listen to the conference call, dial (800) 289-0468 and ask for the Abercrombie & Fitch Quarterly Call or go to www.abercrombie.com. The international call-in number is (913) 312-9321. This call will be recorded and made available by dialing the replay number (888) 203-1112 or the international number (719) 457-0820 followed by the conference ID number 4069400 or through www.abercrombie.com.

Abercrombie & Fitch
October 2010 Sales Release
Call Script
An investor presentation of third quarter results will be available in the “Investors” section of the Company’s website at www.abercrombie.com at approximately 8:00 AM, Eastern Time, Tuesday, November 16, 2010.
Thank You.

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